Exhibit 99.1

Erie Indemnity Company Appoints Marcia A. Dall Chief Financial Officer

Erie, Pa., March 27, 2009 — Erie Indemnity Company (NASDAQ: ERIE) today announced Marcia A. Dall as its chief financial officer, effective March 30, 2009. Dall succeeds Philip A. Garcia who served the company for 28 years, 11 years as its CFO.

In a letter to employees and agents announcing Ms. Dall’s selection, President and Chief Executive Officer Terrence W. Cavanaugh commented, “Marcia has extensive and varied experience, and will be a true asset to our executive team.”

Ms. Dall comes to The ERIE from Cigna Corp., a global health services company, where she served as chief financial officer for the organization’s Healthcare division. Prior to Cigna, she was a corporate officer for Genworth Financial, Inc., a former subsidiary of General Electric. At Genworth, she served as chief financial officer for the International and U.S. Mortgage Insurance Segments. There she partnered with the leadership team in the strategic, operational and financial management of the business.

She began her career in 1985 in the Financial Management Program at General Electric and, throughout her tenure with the company, held various leadership positions both in finance and operations. Her experience includes: senior business analyst for GE Capital Services; executive vice president of Customer Operations for GE Capital Railcar Services and later chief financial officer for the unit; and senior vice president of Insurance Products for GE Financial Assurance, which led to her career with Genworth.

The June 2008 issue of CFO Magazine listed Marcia as number five on their list of 25 Women to Watch, the magazine’s “pipeline of women poised to become Fortune 500 CFOs.”

A certified public accountant, Ms. Dall holds a bachelor’s degree in Accounting from Indiana University in Bloomington, Indiana, and a master’s degree in management from Northwestern University’s J.L. Kellogg School of Management.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.0 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 488 on the FORTUNE 500.

 Most recently, Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2008 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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